Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE BYLAWS OF
AKORN, INC.
     The undersigned, the duly acting and qualified Secretary of Akorn, Inc., a Louisiana corporation (the “Company”), hereby certifies that the following amendment to the Bylaws of the Company (the “Bylaws”) was duly adopted by the Board of Directors of the Company to become effective as of December 11, 2006, pursuant to Article VIII of the Bylaws:
     The Section 1 of Article VI of the Bylaws entitled “Certificates of Stock.” shall be deleted in its entirety and replaced with the following:
“Section 1 — Certificates of Stock. Subject to the requirements of the Louisiana Business Corporation Law, shares of stock may, but need not be, represented by certificates. Certificates for shares of the corporation that are issued shall be in such form as is consistent with the provisions of the Louisiana Business Corporation Law. Such certificates shall be numbered, with the seal of the corporation, or its facsimile, affixed, signed by the president or a vice-president, and the treasurer or secretary, or assistant secretary, and shall certify the number of shares of the corporation owned. If the stock certificates are countersigned by a transfer agent and a registrar, the signatures of the corporate officers may be a facsimile.”
     The Section 3 of Article VI of the Bylaws entitled “Transfer of Shares.” shall be deleted in its entirety and replaced with the following:
“Section 3 — Rules and Regulations Concerning the Issue, Transfer and Registration of Shares. The Board of Directors shall have power and authority to make all such rules and regulations as the Board may deem proper or expedient concerning the issue, transfer and registration of shares of stock. Any such rules and regulations shall be deemed bylaws of the Corporation.”
     A new Section 9 of Article VI of the Bylaws entitle “Shares without Certificates.” shall be added and state the following:
“Section 9 — Shares without Certificates. The Board of Directors may authorize the issue of some or all of the shares without certificates. Within a reasonable time after the issue or transfer of shares without certificates, the corporation shall send the shareholder a written statement of the information required on certificates by the Louisiana Business Corporation Law.”
     This foregoing statement is true and correct to the best of my knowledge, and this Certificate of Amendment is executed at Buffalo Grove, Illinois on December 11, 2006.

/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell, Secretary